Exhibit 10.1

RESIGNATION AND

INDEMNIFICATION AGREEMENT

THIS RESIGNATION AND INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into effective as of the 31st day of October, 2009 (“Effective Date”) by and between ZBB Energy Corporation (“ZBB”) and Robert John Parry (“Parry”).

RECITALS

WHEREAS, Parry has been compensated by ZBB in various capacities, most recently as its President and Chief Executive Officer pursuant to an employment agreement dated October 4, 2006, as amended from time to time (the “Employment Agreement”);

WHEREAS, ZBB made payments under the Employment Agreement, as well as under prior employment or service agreements, to Parry and/or certain entities owned and/or controlled by Parry, including, without limitation, Battery Management Partnership Limited and Rosemount Investments, Ltd. (such payees, collectively, his “Assignees” and such payments, collectively, the “Payments”);

WHEREAS, ZBB may have failed to withhold and pay certain federal and/or state withholding taxes on the Payments to Parry and/or his Assignees.

WHEREAS, Parry desires to resign his position as a member of the Board of Directors of ZBB and to take leave from his duties as an officer of ZBB;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby agree as follows:

1.

Resignation.  Parry agrees to voluntarily resign as a Member of the Board of Directors of ZBB, effective immediately and without formal Board action.  Parry reaffirms his resignation as President and Chief Executive Officer to be effective January 2, 2010 and agrees to a leave of absence with full pay and benefits from his duties until such time.

2.

Indemnification.  Parry agrees to indemnify and hold ZBB, its officers, directors and/or its affiliates, harmless from and against any and all liability or claims, arising from assessments made by the Internal Revenue Service and/or Wisconsin Department of Revenue, for any tax which should have been withheld from any of the Payments.  This includes income tax, the employee portion of social security and Medicare tax and/or any withholding under Subchapter C of Subtitle A of the Internal Revenue Code of 1986, as amended, and any interest and penalties thereon.  The indemnification does not cover other assessments proposed or made against ZBB.

3.

Notice.  If any demand, claim, suit, audit or inquiry is asserted or instituted with respect to which ZBB may be entitled to indemnification under Paragraph 1, above, ZBB shall promptly notify Parry of the demand, claim, suit, audit or inquiry and the full details to the extent then known.  ZBB shall, at its own expense, employ counsel to defend such demand, claim, suit, audit or inquiry.  Parry may employ counsel to participate in the defense of such asserted demand, claim, suit, audit or inquiry at his sole expense. Any proposed settlement of any such demand, claim, or suit must be approved by both ZBB and Parry, with such approval not to be unreasonably withheld.  The parties agree to cooperate in good faith in the defense of settlement of any such demand, claim, or suit.

4.

Acceleration of Payments for Tax Payments.  Parry agrees to personally and if appropriate, cause his Assignees to file and/or amend any federal or state income taxes to report and pay any agreed upon tax arising from the Payments.  Parry agrees to provide copies of any such filings and/or amendments to ZBB.  ZBB agrees to keep such returns confidential by limiting their access to the board of directors and/or its legal advisors, external accountants or as may be required by law.  In the event that Parry owes federal and/or state income tax, the Company shall, upon Parry’s request, accelerate payments due under his Employment Agreement in an amount not to exceed $100,000 (gross) on or after each of January 2, 2010 and July 20, 2010 to allow Parry to pay such income tax.  Upon a request for such acceleration, Parry shall provide documentation to ZBB that establishes, in ZBB’s reasonable discretion, that the amount of any accelerated payment is being used to pay such tax.

5.

Offset.  In the event that Parry does not promptly pay any amounts due hereunder, ZBB may offset any amounts claimed herein against any amount otherwise due Parry, whether under his Employment Agreement or otherwise.  In the event ZBB receives any notice or other indication of a demand, claim, suit, audit or other inquiry by a governmental agency regarding the Tax, ZBB may, at its reasonable discretion, deposit all future amounts due Parry in an amount not to exceed $100,000 in an interest bearing account at its regular banking institution until such demand, claim, suit, audit or other inquiry is resolved.

6.

Waiver.  Parry knowingly and voluntarily agrees to waive any claim, whether known or unknown, that he may have or assert against ZBB relating to any allegation that Parry did not in the past receive, any employment benefits from ZBB, including but not limited to health insurance, dental insurance or the ability to participate in the 401(k) plan.

7.

Enforcement.  ZBB and Parry agree that this Agreement can be used as evidence in any proceeding to enforce this Agreement.

8.

 Amendment and Waiver.  This Agreement may only be modified, amended, supplemented or discharged in writing signed by both of the parties hereto.

9.

Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

10.

Counterparts.  This Agreement may be executed in one or more counterparts by exchange of original, facsimile or “.PDF” signature pages, all of which shall be considered one and the same agreement.

11.

Governing Law.  This Agreement and the relationships between the parties shall be governed in all respects by the laws of the State of Wisconsin and the United States of America.  All lawsuits relating to this Agreement shall be brought in the federal and state courts located in Milwaukee, Wisconsin, and the parties consent to the exclusive jurisdiction and venue of such courts.  Any judgment obtained in such courts shall be enforceable in any other jurisdiction.

12.

Entire Agreement.  All terms, covenants and conditions of this Agreement are contained herein and there are no other warranties, obligations, covenants or understandings between Parry and ZBB other than those expressed herein, including, but not limited to, any communications between the parties respecting their relationship.  Notwithstanding the foregoing, the parties agree that the Termination of Employment provision (Article 4; Section 4.2), the Covenant Not to Compete provision (Article V), the Nonsolicitation provision (Article VI), the Confidentiality provision (Article VII) and the Assignment and Disclosure of Inventions and Patents provision (Article VII) of the Employment Agreement, shall remain in full force and effect.

13.

Assignee Contracts.  Parry agrees that no further amounts are due from ZBB to any Assignees and further that he will take all necessary and appropriate action to terminate any and all agreements between ZBB and his Assignees, if any, effective on the date hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written next to their signatures below.

ZBB ENERGY CORPORATION

By:/s/ William A. Mundell	Date: 10/31/09

ROBERT JOHN PARRY

/s/ Robert John Parry	Date: 10/31/09
Robert John Parry

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